Exhibit 10(c)

Execution Version

FIRST AMENDMENT TO AMENDED AND RESTATED

LETTER OF CREDIT ISSUANCE AND REIMBURSEMENT AGREEMENT

This First Amendment (this “Amendment”) to that certain Amended and Restated Letter of Credit Issuance and Reimbursement Agreement, dated as of August 30, 2013 (the “Agreement”) by and between PPL Energy Supply, LLC (the “Company”) and Canadian Imperial Bank of Commerce, New York Branch, formerly known as Canadian Imperial Bank of Commerce, New York Agency (“CIBC”), is made as of July 22, 2014.  All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

WHEREAS, Section 9.4 of the Agreement provides that the Agreement may be amended if such amendment is in writing and is signed by the Company and CIBC; and

WHEREAS, the Company has requested that CIBC consent to certain amendments to the Agreement,

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it is agreed as follows:

1.           The following defined terms in Section 2.1 of the Agreement are hereby amended and restated in their entirety as follows:

“2014 Amendment Date” means July 27, 2014.

“Availability Termination Date” means the earliest of (i) the Termination Date, (ii) the Talen Closing Date, (iii) the date that the commitment of CIBC under the Existing Credit Agreement terminates or is reduced to zero, (iv) the date that shall have been advised as such date to the Company in writing by CIBC, being a date not less than sixty (60) days after an effective amendment or waiver of any provisions of the Existing Credit Agreement and (v) the date referred in Section 8.1.

“Termination Date” means July 27, 2015.

2.           The following defined terms are hereby included in Section 2.1 of the Agreement as follows:

“Applicable Fee Rate” means, (a) after the Amendment Closing Date until the 2014 Amendment Date, 0.95% per annum and (b) from and after the 2014 Amendment Date, the following percentages per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Ratings S&P/Moody’s	Applicable Fee Rate
1	BBB-/Baa3 or better	1.125%
2	BB+/Ba1	1.25%
3	BB/Ba2	1.50%
4	BB-/Ba3 or worse	1.75%

The Applicable Fee Rate as of the 2014 Amendment Date shall be at Pricing Level 2.  Thereafter, each change in the Applicable Fee Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Company to CIBC of a notice of such upgrade, and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 4 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if the Company has only one Debt Rating, the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (d) if the Company does not have any Debt Rating, Pricing Level 4 shall apply.

“Energy Supply Spin-Off” means the proposed transfer, separation and spin-off of PPL Energy Supply, LLC and certain of its assets by PPL Corporation as described in the PPL Corporation’s Current Report on Form 8-K dated June 9, 2014 and filed with the Securities Exchange Commission.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Talen Closing Date” means the date on which the Energy Supply Spin-Off closes and stock in Talen Energy Corporation is issued to existing shareholders of PPL Corporation.

3.           The first sentence of Section 4.5 of the Agreement is hereby amended and replaced in its entirety with the following:

“The Company shall pay to CIBC a fee, quarterly in arrears on the last day of each March, June, September and December falling after the Amendment Closing Date (or, if any such day is not a Business Day, the next succeeding Business Day), and on the Termination Date, at the Applicable Fee Rate on the average Aggregate Stated Amount of all Letters of Credit outstanding on each day during such quarter, and for the number of days in such period.”

4.           The last sentence of Article VII of the Agreement is hereby amended and replaced in its entirety with the following:

“With respect to Letters of Credit (if any) that have terms extending, or are extendible beyond, the Termination Date (after giving effect to any auto-renewal or extension periods within such Letters of Credit), and with respect to Letters of Credit that by their terms will remain outstanding after the Talen Closing Date, the Company shall Cash Collateralize all such Letters of Credit no later than the Business Day immediately preceding the Termination Date or the Talen Closing Date, as applicable, in an amount not less than 101.75% of all outstanding Credit Obligations.”

5.           All references to December 31, 2012 in Sections 6.4(a), 6.6 and 6.15 of the Agreement are hereby amended and replaced with references to December 31, 2013.

6.           All references to June 30, 2013 in Section 6.4(b) of the Agreement are hereby amended and replaced with references to March 31, 2014 and all references to six in Section 6.4(b) of the Agreement are hereby amended and replaced with references to three.

7.           Section 6.4(c) of the Agreement is hereby amended and replaced in its entirety with the following:

“Since December 31, 2013, there has been no change in the business, assets, financial condition or operations of the Company and its Consolidated Subsidiaries, considered as a whole, that would materially and adversely affect the Company’s ability to perform any of its obligations under this Agreement; it being understood for purposes of this Agreement that the Energy Supply Spin-Off shall not be deemed, as of the time of the consummation thereof or at any time prior to or thereafter, to constitute such a change.”

8.           All references to 100% in Section 8.1 of the Agreement are hereby amended and replaced with references to 101.75%.

9.           CIBC hereby waives any Event of Default that arises pursuant to Section 8.1(k) of the Agreement solely as a result of the Energy Supply Spin-Off constituting a Change of Control.

10.           The Company hereby represents and warrants to CIBC that each of the representations and warranties of the Company in the Agreement are true and correct as if made on and as of the date hereof (or, if expressly stated to have been made as of an earlier date, were true and correct in all material respects as of such earlier date).

11.           The Company hereby covenants and agrees that any and all Letters of Credit that, by their terms, will remain outstanding after the Talen Closing Date shall be Cash Collateralized by the Company in accordance with the terms and conditions of Article VII of the Agreement.

12.           Except as amended by the provisions hereof, the Agreement shall remain in full force and effect in accordance with its terms.

13.           This Amendment constitutes the entire understanding of the parties with respect to the subject matter thereof and supersedes all prior and current understandings and agreements, whether written or oral, with respect to such subject matter.

14.           This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

15.           This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date set forth above.

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH

By:
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By:
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PPL ENERGY SUPPLY, LLC

By:
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